Exhibit 99.1

July 24, 2018

Franklin Financial Reports Q2 2018 Earnings;

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust (the Bank), reported a net loss of $5.2 million for the second quarter ended June 30, 2018, as compared to second quarter 2017 earnings of $3.3 million and first quarter 2018 earnings of $3.5 million. For the first six months of 2018, the Corporation reported a net loss of $1.7 million compared with net income of $6.4 million for the same period in 2017.

Results for both the second quarter and six months ended June 30, 2018 were affected by impairment charges on a loan participation that was initially reported in our current report on Form 8-K filed May 31, 2018. The participation represented the Bank’s portion of loans and off-balance sheet items to a single, large commercial lending relationship with the lead bank. The impairment is believed to be a result of fraudulent activities perpetrated by one or more of the executives and personnel employed by the borrower.

During the second quarter, $8.7 million of the loan participation was charged-off resulting in an increase in the provision for loan loss expense to replenish the allowance for loan losses. In addition, a $2.4 million non-interest expense was recorded to establish a reserve for existing off-balance sheet commitments related to the loan participation. The charge-off and non-interest expense equates to $1.99 per diluted share for both the second quarter and six months ended June 30, 2018.

On a per share basis, diluted earnings were a net loss of -$1.18 for the quarter ended June 30, 2018 and -$0.38 for the first six months of 2018, compared to earnings of $0.77 and $1.46 for the same periods in 2017.

Compared to the second quarter of 2017, net interest income increased 8.0% to $10.1 million and the net interest margin increased to 3.75% from 3.72%. Noninterest income increased 2.1% and noninterest expense increased $3.0 million, of which $2.4 million was the previously mentioned off-balance sheet reserve. Year-over-year, noninterest income increased 4.7%, primarily as a result of an increase in fee income from Investment and Trust Services. Noninterest expense increased year over year by 23.1% and 8.4% excluding the $2.4 million reserve expense.

Total assets at June 30, 2018 were $1.2 billion, a 3.4% increase when compared with total assets at June 30, 2017. Net loans increased 7.3% to $954.8 million after accounting for the effect of the $8.7 million charge-off. Total deposits increased 5.0% to $1.1 billion for the second quarter of 2018 over the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased 3.3% to $830.2 million ($695.9 million and $134.4 million, respectively).

“Our quarter and year-to-date earnings are obviously negatively impacted by the loss we sustained due to the fraudulent activity believed to be perpetuated by one or more executives and personnel employed by the borrower and its related entities,” said Timothy G. Henry, President and CEO. “However, we are able to maintain our dividend, in fact increase it from the same period last year, because the Bank remains well capitalized after the loss and the underlying bank performance, across many performance metrics, continues to be strong.”

On July 12, 2017, the Board of Directors of Franklin Financial Services Corporation declared a $0.27 per share regular cash dividend for the third quarter of 2018. This compares favorably to a $0.24 per share regular cash dividend for the third quarter of 2017, representing a 12.5% increase. Total cash dividends paid during the first three quarters of 2018 will be $0.78 per share compared to $0.69 per share in 2017, an increase of 13.0%. The regular quarterly cash dividend will be paid on August 22, 2018 to shareholders of record at the close of business on August 3, 2018.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Performance	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	2018	2017	% Change

Interest income	$11,053	$10,488	$10,339	$10,063	$9,938	$21,541	$19,483	10.6%
Interest expense	954	795	691	629	590	1,749	1,171	49.4%
Net interest income	10,099	9,693	9,648	9,434	9,348	19,792	18,312	8.1%
Provision for loan losses	9,329	200	250	250	50	9,329	170	5387.6%
Noninterest income	3,221	3,148	3,137	2,971	3,155	6,369	6,081	4.7%
Noninterest expense	11,188	8,648	18,750	8,305	8,161	19,873	16,118	23.1%
(Loss) income before income taxes	(6,997)	3,993	(6,215)	3,850	4,292	(3,005)	8,105	-137.1%
Income taxes	(1,816)	491	1,048	774	950	(1,326)	1,743	-176.1%
Net income (loss)	$(5,181)	$3,502	$(7,263)	$3,076	$3,342	$(1,679)	$6,362	-126.4%

Diluted (loss) earnings per share	$(1.18)	$0.80	$(1.67)	$0.70	$0.77	$(0.38)	$1.46	-126.0%
Regular cash dividends declared	$0.27	$0.24	$0.24	$0.24	$0.24	$0.51	$0.45	13.3%

Balance Sheet Highlights (as of)	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Total assets	$1,173,576	$1,168,542	$1,179,813	$1,165,549	$1,134,655
Investment and equity securities	128,302	133,732	127,336	132,322	136,036
Loans, net	954,814	930,664	931,908	899,960	890,107
Deposits	1,057,680	1,034,461	1,047,181	1,033,148	1,007,378
Shareholders' equity	111,172	117,124	115,144	124,580	122,360

Assets Under Management (fair value)
Investment and Trust Services	695,860	684,648	686,941	662,733	652,862
Held at third party brokers	134,366	152,728	158,145	153,200	150,800

	As of or for the year-to-date period ended
Performance Ratios	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Return on average assets*	-0.29%	1.21%	(0.19%)	1.11%	1.13%
Return on average equity*	-2.89%	12.17%	(1.80%)	10.50%	10.75%
Book value, per share	$25.36	$26.83	$26.44	$28.66	$28.19
Market value, per share	$34.25	$36.54	$37.36	$35.05	$32.00
Market value/book value ratio	135.06%	136.19%	141.30%	122.30%	113.52%
Price/earnings multiple	N/A	11.42	74.72	12.13	10.88
Current dividend yield*	3.15%	2.63%	2.49%	2.74%	3.00%
Dividend payout ratio	-132.58%	29.84%	185.25%	31.66%	30.57%
Net interest margin	3.75%	3.72%	3.72%	3.71%	3.72%
Nonperforming loans / gross loans	0.59%	0.29%	0.28%	0.34%	0.35%
Nonperforming assets / total assets	0.72%	0.46%	0.45%	0.49%	0.55%
Allowance for loan loss / loans	1.29%	1.27%	1.25%	1.27%	1.25%
Net loans charged-off (recoveries)/average loans*	1.82%	0.00%	-0.01%	-0.01%	-0.01%

* Annualized